As filed with the Securities and Exchange Commission on January 17, 2003

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________

AESP, INC.
(Exact name of registrant as specified in charter)

Florida	59-2327381

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1810 N.E. 144th Street
North Miami, Florida 33181
(305) 944-7710
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________

Slav Stein
President and Chief Executive Officer
AESP, Inc.
1810 N.E. 144th Street
North Miami, Florida 33181
(305) 944-7710
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________

Copy to:
Philip B. Schwartz, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 28th Floor
Miami, Florida 33131
(305) 374-5600

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

______________

Calculation of Registration Fee

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Unit(1)	Price(1)	Registration Fee

Common Stock, par value $0.001 per share(1)	1,696,250	$1.09	$1,848,912	$170.00

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices of the common stock reported on the Nasdaq SmallCap Market on January 14, 2003.

     Pursuant to Rule 416, there are also being registered such additional but indeterminate number of shares as may become issuable pursuant to anti-dilution provisions in the registrant’s placement agent warrants.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated January 17, 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

1,696,250 Shares

AESP, INC.

COMMON STOCK

______________

     This prospectus relates to the resale of up to 1,696,250 shares of our common stock by the selling shareholders identified in the table on page 9 of this prospectus. We will not receive any proceeds from the sale of the common stock offered through this prospectus.

______________

     Our common stock is quoted on the Nasdaq SmallCap Market under the symbol “AESP”. On January 14, 2003, the closing price of our common stock as quoted on the Nasdaq SmallCap Market was $1.18.

______________

Investing in these securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of certain factors that you should consider before buying these shares of our common stock.

______________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

January __, 2003

Where You Can Find More Information
Information Incorporated by Reference
Disclosure Regarding Forward-Looking Statements
Summary
Selected Financial Data
Risk Factors
Use of Proceeds
Selling Shareholders
Plan of Distribution
Legal Matters
Experts
OPINION OF AKERMAN SENTERFITT
CONSENT OF BDO SEIDMAN LLP

     When used in this prospectus and any prospectus supplement, the terms “AESP,” “we,” “our,” and “us” refer to AESP, Inc. and its subsidiaries. The following summary contains basic information about us. It likely does not contain all the information that is important to you. We encourage you to read this entire prospectus and the documents we have referred you to.

Where You Can Find More Information

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at:

•	Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549;

•	Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and

     You can also obtain copies of these materials from the public reference facilities of the SEC at prescribed rates. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), to register with the Commission the securities described herein. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our securities, you should refer to the registration statement.

i

Information Incorporated by Reference

     The Commission allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the Commission, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the Commission. Under the Commission’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.

     We incorporate into this prospectus by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus:

SEC Filing (File No. 001-12739)	Period Covered or Date of Filing

Annual Report on Form 10-K	Year ended December 31, 2001

Amended Annual Report on Form 10-K/A	Year ended December 31, 2001

Quarterly Report on Form 10-Q	Quarter ended March 31, 2002

Quarterly Report on Form 10-Q	Quarter ended June 30, 2002

Quarterly Report on Form 10-Q	Quarter ended September 30, 2002

Proxy Statement for Annual Shareholders Meeting	Held on August 8, 2002

Current Report on Form 8-K	November 22, 2002

Description of our common stock contained in Registration Statement on Form SB-2 and any amendment or report filed for the purpose of updating such description	Declared effective February 19, 1997

All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.	After the date of this prospectus

You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address or telephone number:

AESP, Inc.
1810 N.E. 144th Street
North Miami, Florida 33181
Attention: Chief Executive Officer
Phone: (305) 944-7710

     Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

     You should rely only on the information contained in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

     The information in this prospectus or any supplement may not contain all of the information that may be important to you. You should read the entire prospectus or any supplement, as well as the documents incorporated by reference in the prospectus or any supplement, before making an investment decision.

ii

Disclosure Regarding Forward-Looking Statements

     STATEMENTS IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS OF OUR EXPECTATIONS, HOPES, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. FORWARD-LOOKING STATEMENTS INCLUDE OUR PLANS AND OBJECTIVES FOR FUTURE OPERATIONS AND TRENDS AFFECTING OUR BUSINESS. ALL FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS ARE BASED ON INFORMATION AVAILABLE TO US AS OF THE DATE OF THIS PROSPECTUS, AND WE ASSUME NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO: (I) COMPETITION FROM OTHER MANUFACTURERS AND DISTRIBUTORS OF CONNECTIVITY AND NETWORKING PRODUCTS BOTH NATIONALLY AND INTERNATIONALLY; (II) THE BALANCE OF THE MIX BETWEEN ORIGINAL EQUIPMENT MANUFACTURER SALES (WHICH HAVE COMPARATIVELY LOWER GROSS PROFIT MARGINS WITH LOWER EXPENSES) AND RETAIL SALES (WHICH HAVE COMPARATIVELY HIGHER GROSS PROFIT MARGINS WITH HIGHER EXPENSES) FROM PERIOD TO PERIOD; AND (III) OUR DEPENDENCE ON THIRD PARTIES FOR MANUFACTURING AND ASSEMBLY OF PRODUCTS AND THE ABSENCE OF SUPPLY AGREEMENTS. THESE AND ADDITIONAL FACTORS ARE DISCUSSED HEREIN. YOU SHOULD READ CAREFULLY THE SECTION OF THIS PROSPECTUS UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 4. THE WORDS “MAY”, “WILL”, “EXCEPT”, “ANTICIPATES”, “BELIEVE”, “CONTINUE”, “ESTIMATE”, “PROJECT”, “INTEND” AND SIMILAR EXPRESSION USED IN THIS PROSPECTUS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN INVOLVE AND ARE SUBJECT TO UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH COULD CAUSE OUR ACTUAL RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS TO DIFFER FROM THE FUTURE RESULTS, PERFORMANCE (FINANCIAL OR OPERATING) OR ACHIEVEMENTS EXPRESS OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY FUTURE REVISIONS WE MAY MAKE TO FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

iii

Summary

The Company

     AESP, Inc. designs, manufactures, markets and distributes computer connectivity and networking products nationally and internationally. We currently offer a broad range of products to our customers, including computer cables, connectors, installation products, data sharing devices, and fiber optic cables, as well as a complete selection of networking products, such as networking interface cards, hubs, transceivers, and repeaters for different networking topologies. We contract with various manufacturers to manufacture and assemble our products using designs and manufacturing specifications (including quality control) provided by us. Our products are manufactured from our own designs as well as from standard industry designs. Our manufacturers are located primarily in the Far East, allowing us to obtain competitive pricing for our products due to comparatively lower labor costs in the production of our products. We also assemble a small percentage of our products at our North Miami, Florida facility and at the facility of our subsidiary, Communications Components Company, Inc. We offer our products to a broad range of both original equipment manufacturer customers and retailers (such as computer superstores and dealers, and mail order customers) in North America, Latin America, Eastern and Western Europe, and Japan. Our networking products are marketed under the name “Signamax Connectivity Systems,” and our OEM products are sold under the AESP name. We generally do not offer our products to end users.

     We continued to experience operating losses in 2002 and believe that the losses result from current worldwide economic conditions, particularly in the information technologies and telecommunications industries. We believe that these factors will continue to impact our results of operations for the discernable future. Estimates of our future performance are subject to assumptions, risks and uncertainties, and actual results may differ materially from our estimates.

     Notwithstanding the current economic slowdown and particularly the slowdown in the technology market, we believe that industry trends will lead to an increased demand for the use of networking and computer connectivity products designed to maximize and enhance the functionality of computers, creating an increased demand for our products once economic conditions improve. Our overriding mission is to design, manufacture and market networking and computer connectivity products that can integrate any computer into any network at any time. Our primary focus is to anticipate technological advancements and consumer preference as far in advance as possible, develop new products and improved features to meet such market demands, and transform ideas from concept to market as quickly as possible.

     Our strategy is to increase revenues and operating income through internal growth combined with growth through acquisition. Since our initial public offering in 1997, we have completed six acquisitions and sold one of our operations. We are currently evaluating a number of potential acquisition opportunities; however, no binding agreements have been reached with respect to any acquisitions.

Recent Developments

     We have a $1.9 million line of credit secured by our U.S. assets that originally was to mature on September 22, 2002. Our lender agreed to extend the maturity date of our line of credit to January 23, 2003. On January 17, 2003, our lender agreed to grant an additional extension of the maturity date of our line of credit to July 22, 2003, which extension will become effective subject to our providing certain documentation. However, our lender has advised us that it will not renew the line of credit, but rather that it will extend the line of credit for a limited period of time to allow us to obtain alternative financing from another lender, and no assurance can be given that we will obtain an extension beyond July 22, 2003. While we expect to obtain new financing for the line of credit, there can be no assurance that we will be able to do so. As of December 31, 2002, $7,000 was available for borrowing on our U.S. line of credit. Additionally, several of our foreign subsidiaries have lines of credit or borrowing agreements available for their operations, and, as of December 31, 2002, an aggregate of $1,191,000 was available for borrowing under these agreements.

     On December 6, 2002, we completed a private placement to accredited and institutional investors of 1,187,500 shares of our common stock at a sales price of $1.00 per share. We have used the net proceeds of that offering for working capital. We have agreed to file a registration statement to register the resale of those shares in the public market by January 20, 2003 (“filing date”), and to thereafter use our best efforts to cause such registration statement to become effective under the Securities Act of 1933, as amended, within 120 days following the filing date. If the registration statement is not filed by January 20, 2003, then we will pay as liquidated damages to each investor in the private placement one additional share of our common stock for every 20 shares purchased in the private placement. Similarly, if the registration statement does not become effective within 120 days following the filing date, then we will pay as liquidated damages to each investor in the private placement one additional share of our common stock for every 20 shares purchased in the private placement.

     We are currently conducting an exchange offer of 230,000 shares of our newly-designated Series A Preferred Stock for 230,000 shares of our common stock that was sold in the December 2002 private placement. The purpose of the exchange is to maintain compliance with the Nasdaq SmallCap Market listing requirements. The holders of the Series A Preferred Stock are entitled to receive dividends at the annual rate of 10% per annum in cash on the amount of $1.00 per share payable in cash, whenever funds are legally available to pay as declared by our board of directors, with a minimum guarantee of a 5% per annum dividend to be declared during the initial six month period following the date of issuance of such stock. No dividends will be declared or paid on our common stock so long as any dividends on the Series A Preferred have not been paid. Dividends on the Series A Preferred will accrue and accumulate. Payment of any dividend on the Series A Preferred will be subject to compliance with any present or future bank loan agreements to which the Company may be a party. The Series A Preferred Stock will automatically convert to an equal number of shares of our common stock if we obtain, at a special meeting of shareholders, approval of the terms of our December 2002 private placement of our common stock. If we do not obtain such approval, we will be required to redeem all of the shares of our Series A Preferred Stock no later than six (6) months following the date of issuance of such shares.

     We intend to distribute in the first quarter of 2003 to the holders of our common stock, including purchasers in the private placement on a pro-rata basis, common stock purchase warrants to purchase one share of common stock for each share then outstanding. As of the date of this prospectus, 5,984,221 shares of our common stock are outstanding. The warrants are non-transferable. The warrant exercise period will commence on the date following the effectiveness of a registration statement registering our sale of the shares of common stock underlying the warrants (the “warrant effective date”) and will continue for a period of one year thereafter. The exercise price of the warrants will be as follows:

•	For the 90 day period following the warrant effective date, the warrants will be exercisable at an exercise price of $1.50 per share,

•	For the subsequent 90 day period following the completion of the 90 day period referred to above, the warrants will be exercisable at an exercise price of $2.50 per share, and

•	For the balance of the term of the warrants, the warrants will be exercisable at an exercise price of $5.50 per share.

     Any proceeds received from the exercise of the warrants will be used for general working capital purposes or for acquisitions. While we are currently evaluating a number of acquisition opportunities, no binding agreements have been reached with respect to any acquisitions. There can be no assurance that any of the warrants will be exercised if they are issued.

     We will pay NASD licensed broker-dealers a fee of ten percent (10%) of the gross proceeds received upon the exercise of the warrants for their services in connection with the solicitation of the exercise of the warrants. Such fee will only be paid in accordance with applicable NASD rules.

     We intend to file a registration statement with the SEC to register the shares of common stock underlying the warrants. This registration statement will be filed in the near future

     Our principal executive offices are located at 1810 N.E. 144th Street, North Miami, Florida 33181, and our telephone number is (305) 944-7710.

Securities Outstanding

     We have 5,984,221 shares of common stock issued and outstanding as of the date of this prospectus.

Securities Registered

     This prospectus relates to the resale of up to 1,696,250 shares of our common stock by the selling shareholders identified in the table on page 9 of this prospectus. The shares will be sold in the public market or in private transactions as set forth in the plan of distribution which is described in “Plan of Distribution.”

Use of Proceeds

     Proceeds from resales of the shares of common stock offered hereby will benefit the selling shareholders. We will not receive any proceeds from the sale of the common stock offered through this prospectus.

Selected Financial Data

     The following selected financial data, insofar as it relates to each of the years 1997-2001, has been derived from our annual financial statements, including the consolidated balance sheets at December 31, 2001 and 2000 and the related consolidated statements of operations and of cash flows for the three years ended December 31,2001 and notes thereto which are incorporated by reference. The data for the nine months ended September 30, 2002 and 2001 has been derived from unaudited condensed consolidated financial statements also incorporated by reference and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

	Nine Months
	Ended September 30,		Years Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Statement of Operations Data:
Net sales	$21,169	$21,128	$30,183	$30,231	$26,466	$21,969	$21,186
(Loss) income from operations	(1,452)	(1,786)	(3,981)	1,045	899	(3,374)	1,112
Net (loss) income	(1,417)	(1,939)	(4,214)	712	387	(4,805)	649
Earnings (loss) per common share	(0.31)	(0.50)	(1.05)	.20	.12	(1.99)	0.32
Earnings (loss) per common share — diluted	(0.31)	(0.50)	(1.05)	.18	.10	(1.99)	0.30
Weighted average common shares outstanding	4,630	3,896	4,028	3,528	3,174	2,284	2,016
Weighted average common shares outstanding – diluted	4,630	3,896	4,028	3,973	4,027	2,284	2,375

	September 30,		December 31,

	2002	2001	2001	2000	1999	1998	1997

	(unaudited)	(unaudited)
	(In thousands)
Balance Sheet Data (at end of period):
Cash	$664	$439	$1,288	$1,769	$1,602	$1,407	$424
Working capital	1,615	3,582	2,556	4,959	4,653	4,496	8,094
Total assets	12,914	15,105	14,205	15,426	12,488	12,415	13,005
Long-term debt, including current maturities	792	332	300	224	357	2,542	230
Total shareholders’ equity	3,898	7,001	5,029	7,423	5,907	5,663	7,984

     The Company adopted Statement of Accounting Standards (SFAS) No. 142 during the quarter ended March 31, 2002. SFAS No.142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually.

     The principal effect of adoption of SFAS No. 142 was to eliminate amortization of the Company’s goodwill effective January 1, 2002.

     Had SFAS No. 142 been in effect for the nine months ended September 30, 2001, and for the years ended December 31, 2001, 2000 and 1999, net (loss) income and earnings (loss) per common share would have been as follows (in thousands except earnings per share amounts):

	Nine Months Ended
	September 30,
	2001	2001	2000	1999

	(unaudited)
Net (loss) income as reported	$(1,939)	$(4,214)	$712	$387
Add back: Goodwill amortization	166	93	65	22

Adjusted net (loss) income	$(1,773)	$(4,121)	$777	$409
Earnings (loss) per common share as reported	$(.50)	$(1.05)	$.20	$.12
Add back: Goodwill amortization	.04	.03	.02	.01

Adjusted earnings (loss) per common share	$(.46)	$(1.02)	$.22	$.13
Diluted earnings (loss) per common share as reported	$(.50)	$(1.05)	$.18	$.10
Add back: Goodwill amortization	.04	.02	.02	—

Adjusted diluted earnings (loss) per common share	$(.46)	$(1.03)	$.20	$.10

Risk Factors

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

     THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING AESP. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

     IN ADDITION, YOU SHOULD CAREFULLY CONSIDER THE INFORMATION INCORPORATED BY REFERENCE, AND INFORMATION THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) FROM TIME TO TIME. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, BUT THE INFORMATION MAY CHANGE AFTER SUCH DATE.

Forward-looking statements

     The words “may,” “will,” “expect,” “anticipate,” “believe,” “continue,” “estimate,” “project,” “intend,” and similar expressions used in this prospectus are intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. You should also know that such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within the forward-looking statements.

Our operating results are uncertain

     Our net income (loss) for the 2000 and 2001 fiscal years, and for the first nine months of 2002, was $712,000, $(4,214,000) and $(1,417,000), respectively. While our business has grown over the last five years, and we have expended capital to make acquisitions and to create an infrastructure to support the current and future growth of our business, we cannot assure you that we will achieve or sustain profitable operations.

Our working capital requirements

     We operate our business using working capital derived from our operations (during periods when our operations are cash flow positive) and from funds available from our line of credit. We believe that growth requires working capital to support the increased levels of inventory necessary to meet customer demands and to support accounts receivable generated from increased sales. We have recently made efforts to improve our cash flow through cost reductions, collections of accounts receivable and reductions in our inventory. We also have working capital issues due to the fact that many of our assets are outside the United States, and we have been unable to obtain borrowings supported by our non-U.S. assets. We believe that our internally generated cash flow from operations combined with the proceeds of our recent private placement of our common stock and borrowings available under our line of credit will be sufficient to fund our current operations for the next 12 months, provided our efforts to increase our working capital and to obtain a replacement line of credit are successful. We may also consider selling debt or equity securities in order to meet our current and future working capital requirements or to fund future acquisitions. If we are unable to generate sufficient cash flow from operations or in some other fashion, or reduce our expenses, our business will be materially and adversely affected.

Our credit agreement imposes restrictions and we are not in compliance with some of these restrictions

     We have a $1.9 million revolving line of credit with a financial institution secured by our U.S. assets. The agreement governing the line of credit contains covenants that impose limitations on us (including the requirement that any acquisitions we make be approved by the financial institution), limits our borrowings based upon a borrowing base formula tied to the carrying value of our accounts receivable and inventory from time to time, and requires us to be in compliance with certain financial covenants. If we fail to make required payments, or if we fail to comply with the various covenants contained in our credit agreement, the lender may be able to accelerate the maturity of such indebtedness. Our revolving line of credit, as extended, currently expires on January 23, 2003. On January 17, our lender agreed to grant an additional extension of the maturity date of our line of credit to July 22, 2003 which extension will become effective subject to our providing certain documentation. As of June 30 and September 30, 2002, we were not in compliance with the financial covenants contained in the agreement and the lender waived compliance with such covenants at such date. We also anticipate that we will not satisfy the financial covenants in our credit agreement as of the end of the quarter ended December 31, 2002. While there can be no assurance, we anticipate that our lender will waive such covenant violations.

     Our lender has advised us that at this time it is unlikely that they will renew our line of credit, although they have indicated that they intend to continue to extend our line of credit for limited periods of time to allow us to obtain alternative financing from another lender. While we expect to be able to find alternative financing, there can be no assurance that we will be able to do so.

Our operating results may fluctuate

     Our quarterly and annual operating results are impacted by many factors, including the timing of orders and the availability of inventory to meet customer requirements. A large portion of our operating expenses are relatively fixed. Since we typically do not obtain long-term purchase orders or commitments from our customers, we must anticipate the future volume of orders based upon the historic purchasing patterns of our customers and upon our discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a large customer or a group of customers could have a material adverse impact on our business, financial condition and results of operations.

We will not pay dividends on our common stock even if we are profitable; we are required to pay a dividend on our preferred stock

     We can make no assurances that our future operations will be profitable. Should our operations be profitable, it is likely that we would retain our earnings in order to finance future growth and expansion. Therefore, we do not presently intend to declare or pay cash dividends, and it is not likely that any dividends will be paid in the foreseeable future.

     We are required by the terms of our Series A Preferred Stock to pay a dividend on such stock at the annual rate of 10% per annum in cash, whenever funds are legally available to pay as declared by our board of directors, with a minimum guarantee of a 5% per annum dividend to be declared during the initial six month period following the date of the issuance of the Series A Preferred Stock.

Our industry experiences rapid technological change

     In general, the computer industry is characterized by rapidly changing technology. We must continuously update our existing products to keep them current with changing technology and must develop new products to take advantage of new technologies that could render existing products obsolete. These products must be compatible with the computers and other products with which they are used. Our future prospects are dependent in part on our ability to develop new products that address new technologies and achieve market acceptance. We may not be successful in these efforts. If we were unable, due to resource constraints or technological or other reasons, to develop and introduce such products in a timely manner, this inability could have a material adverse effect on our results of operations. In addition, due to the uncertainties associated with the evolving markets which we address, we may not be able to respond effectively to product demands, fluctuations, or to changing technologies or customer requirements and specifications.

The computer industry is cyclical

     The computer industry has been affected historically by general economic downturns, which have had an adverse economic effect upon manufacturers, distributors and retailers of computers and computer-related products. General economic downturns have traditionally had adverse effects upon the computer-related industry due to the restrictions on expenses for products of this industry during recessionary periods. We may not be able to predict or respond to such cycles within the industry.

     The networking and computer connectivity industry is also characterized by inevitable price erosion across the life cycle of products and technologies. To maintain our profitability in the face of constantly shrinking gross margins, our strategy is to seek out low cost producers without sacrificing quality and to seek to develop and maintain efficient internal operations allowing us to control our internal costs and expenses.

     While the market for networking and computer connectivity hardware is one of the fastest growing segments of the technology industry, the technology industry has historically experienced cyclical downturns. Any such downturns, unexpected changes in technology or shifts in the distribution channel for networking and computer connectivity equipment could have a materially adverse effect on us.

We are dependent on third parties for manufacturing and assembly; we have no supply agreements

     We are dependent on a number of manufacturers, both domestic and foreign, for the manufacture and assembly of our products pursuant to our design specifications. Although we purchase our products from several different manufacturers, we often rely on an individual manufacturer to produce a particular line of products. Although we have several different product lines, and despite our efforts to minimize such reliance by having other manufacturers available should the need arise, these manufacturers are currently not bound by contract other than by individual purchase orders to supply us with our products. The loss of one or more manufacturers of original equipment manufacturer products may have a material adverse impact on our business. While most of the connectivity products sold by us are available from multiple sources, we may not be able to replace lost manufacturers of connectivity products with others offering products of the same quality, with timely delivery and/or similar terms.

     Over the last five years, we have progressively expanded our supplier base. Presently, we work with approximately 65 suppliers. We have one supplier (located in China), which supplied 14% of our purchases during 2000 and 9% of our purchases during 2001. No other source of supply accounted for more than 10% of our purchases during 2000, 2001 or for the first nine months of 2002. We do not enter into supply or requirements contracts with our suppliers. We believe that purchase orders, as opposed to supply or requirement agreements, provide us with more flexibility in responding quickly to customer demand. Nevertheless, the loss of one or more of our suppliers could have an adverse impact on us.

We utilize foreign suppliers and manufacturers

     Most of the components we utilize in the manufacture and assembly of our products are obtained from foreign countries and a majority of our products are manufactured or assembled in foreign countries, such as the United Kingdom, China and Taiwan. The risks of doing business with companies in these areas include potential adverse changes in the diplomatic relations of foreign countries with the United States, changes in the relative purchasing power of the United States dollar, hostility from local populations, changes in exchange controls and the instability of foreign governments, increases in tariffs or duties, changes in China’s or other countries’ most favored nation trading status, changes in trade treaties, strikes in air or sea transportation, and possible future United States legislation with respect to import quotas on products from foreign countries and anti-dumping legislation, any of which could result in delays in manufacturing, assembly and shipment and our inability to obtain supplies and finished products. Alternative sources of supply, manufacture or assembly may be more expensive. We utilize the services of an unaffiliated trading company in Taiwan, which assists us in working with our suppliers in the Far East. Although we have not encountered significant difficulties in our transactions with foreign suppliers and manufacturers in the past, we may encounter such difficulties in the future.

Impact of fluctuations in interest rates and exchange rates could affect our results

     We are exposed to market risk from changes in interest rates, and as a global company, we also face exposure to adverse movements in foreign currency exchange rates.

     Our earnings are affected by changes in short-term interest rates as a result of our credit facility. If short-term interest rates had averaged 2% more in the first nine months ended September 30, 2002 and 2001, our interest expense would have increased, and loss before taxes would have increased by $27,000 and $34,000, respectively.

     Our revenues and net worth are also affected by foreign currency exchange rates due to having subsidiaries in Norway, Sweden, Germany and the Czech Republic. While our sales to our subsidiaries are denominated in U.S. dollars, each subsidiary owns assets and conducts business in its local currency. Upon consolidation, our subsidiaries’ financial results are impacted by the value of the U.S. dollar. A uniform 10% strengthening as of September 30, 2002 in the value of the dollar would have resulted in reduced revenues of $1.1 million for the nine months ended September 30, 2002. A uniform 10% strengthening as of September 30, 2001 in the value of the dollar would have resulted in reduced revenues of $892,000 for the nine months ended September 30, 2001. A uniform 10% strengthening as of September 30, 2002 in the value of the dollar would have resulted in a reduction of our consolidated net worth by $272,000. A uniform 10% strengthening as of September 30, 2001 in the value of the dollar would have resulted in a reduction of our consolidated net worth by $306,000.

We find it impractical to hedge foreign currency exposure and, as a result, will continue in the future to experience foreign currency gains and losses.

We are dependent on third parties for distribution

     Substantially all of our revenues are derived from the sale of our products through third parties. Domestically, our products are sold to end users primarily through original equipment manufacturer customers, wholesale distributors, value added resellers, mail order companies, computer superstores and dealers. Internationally, our products are sold through wholesale distributors and mail order companies, dealers, value added resellers, as well as to original equipment manufacturer customers. Accordingly, we are dependent on the continued viability and financial stability of our resellers. Our resellers often offer products of several different companies, including, in many cases, products that are competitive with our products. Our resellers may discontinue purchasing our products or providing our products with adequate levels of support. The loss of, or a significant reduction in sales volume to, a significant number of our resellers could have a material adverse effect on our results of operations.

We are dependent on significant customers

     Our exclusive distributor in Russia accounted for 11.5% of our net sales in 2000 and 13.7% of our net sales in 2001. During these same periods, our top ten customers (including our Russian distributor) accounted for 38% and 27% respectively, of our net sales. No other customer accounted for more than 10% of our net sales for the years ended, 2000 and 2001. The loss of one or more significant customers could have a material adverse effect on our business, financial condition and results of operations.

We maintain significant inventory

     Although we monitor our inventory on a regular basis, we need to maintain a significant inventory in order to ensure prompt response to orders and to avoid backlogs. We may need to hold such inventory over long periods of time, and the capital necessary to hold such inventory restricts the funds available for other corporate purposes. Holding inventory over long periods of time increases the risk of inventory obsolescence. A significant amount of obsolete inventory could have a material adverse effect on our business and our results of operations.

We compete with many companies

     We compete with many companies that manufacture, distribute and sell computer connectivity and networking products. While these companies are largely fragmented throughout different sectors of the computer connectivity industry, a number of these companies have greater assets and possess greater financial and personnel resources than we do. Some of these competitors also carry product lines which we do not carry and provide services which we do not provide. Competitive pressure from these companies may materially adversely affect our business and financial condition in the future. In the event that more competitors begin to carry products which we carry and price competition with respect to our products significantly increases, competitive pressures could force us to reduce the prices of our products, which would result in reduced profit margins. Prolonged price competition would have a material adverse effect on our operating results and financial condition. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could have a material adverse effect on our results of operations. We may not be able to compete successfully in the future.

Our growth strategy includes future acquisitions: we may not be able to complete any acquisitions on suitable terms

     One element of our growth strategy involves growth through the acquisition of other companies, assets and/or product lines that would complement or expand our business. We are seeking companies which market to the networking, telecommunications, cable audio/video and computer industries. We believe that acquisitions, mergers, asset purchases or other strategic alliances in these categories should enable us to achieve operating leverage on our existing resource base. Our ability to expand by acquisition has been, and will continue to be limited by the availability of suitable acquisition candidates, in both the United States and internationally, and by our financial condition and the price of our common stock. Our ability to grow by acquisition is dependent upon, and will be limited by, the availability of suitable acquisition candidates and capital, and by restrictions contained in our credit agreement, which restrictions include maintaining certain minimum ratios of assets versus liabilities and not permitting any indebtedness, guarantees or liens which would materially affect our ability to repay our loan. In addition, acquisitions involve risks that could adversely affect our operating results, including the assimilation of the operations and personnel of acquired companies, the possible amortization of acquired intangible assets and the potential loss of key employees of acquired companies. We may not be able to complete any acquisitions on suitable terms. No material commitments or binding agreements have been entered into to date, and we may not complete any acquisitions. Other than as required by our articles of incorporation, by-laws, and applicable law, our shareholders generally will not be entitled to vote upon such acquisitions.

We rely on executive officers and key employees

     Our continued success is dependent to a significant degree upon the services of Slav Stein, our President and Chief Executive Officer, and Roman Briskin, our Executive Vice President and Secretary, and upon our ability to attract and retain qualified personnel experienced in the various phases of our business. Our ability to operate successfully could be jeopardized if one or more of our executive officers were unavailable and capable successors were not found.

Our principal shareholder may control us through the election of the entire board of directors

     Assuming no exercise of outstanding warrants and options, Messrs. Stein and Briskin collectively own 1,552,014 shares of our common stock (assuming no exercise of outstanding stock options), representing approximately 25.9% of our outstanding common stock. Since our articles of incorporation and bylaws do not provide for cumulative voting, as a result of their ownership of these securities, Messrs. Stein and Briskin are effectively able to control us through the election of our entire board of directors.

Our stock may be subject to great price volatility

     The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile and could be subject to wide fluctuations. In addition, the stock market generally, and technology-related securities in particular, may experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. Such fluctuations, and general economic and market conditions, may adversely affect the market price of our common stock.

If our common stock is deemed a “penny stock,” its liquidity will be adversely affected

     If the market price for our common stock falls and remains below $1.00 per share (which has occurred in the past and may occur in the future), our common stock may be deemed to be penny stock. If our Common Stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock, and disclosure is required about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Because of these additional obligations, some brokers may not effect transactions in penny stocks. This could have an adverse effect on the liquidity of our common stock.

Impact of warrant exercise on market

     We intend to complete a warrant dividend to the holders of our common stock as of a record date in the first quarter of 2003. The warrants will become exercisable upon the effectiveness of a registration statement registering our sale of the shares of common stock underlying the warrants. In the event of the exercise of a substantial number of warrants after the right to exercise commences, the resulting increase in the amount of our common stock in the trading market could substantially affect the market price of our common stock.

Anti-takeover provisions may discourage certain transactions

     Our articles of incorporation and bylaws contain provisions that may have the effect of discouraging certain transactions involving an actual or threatened change of control of us. In addition, our board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any such series without shareholder approval. In addition, our executive officers (Messrs. Stein and Briskin) have provisions in their employment agreements requiring us to pay each $750,000 in the event of a change in control of our company. Furthermore, such payments which exceed a certain level of compensation may not be deductible by us for federal corporate income tax purposes. The ability to issue preferred stock and the change in control payments could have the effect of discouraging unsolicited acquisition proposals or making it more difficult for a third party to gain control of our company, or otherwise could adversely affect the market price of our common stock.

Use of Proceeds

     We will not receive any proceeds from the sale of the common stock offered through this prospectus.

Selling Shareholders

     The following table sets forth the name of each selling shareholder, the total number of shares of our common stock beneficially owned by each of the selling shareholders on the date of this prospectus, and the total number of shares of common stock that each selling shareholder may offer and sell pursuant to this prospectus. Because the selling shareholders may offer all or a portion of the shares at any time and from time to time after the date hereof, the exact number of shares that each selling shareholder may retain upon completion of the offering cannot be determined at this time.

     We are registering certain of these shares of the selling shareholders as required by the subscription agreements between each of the selling shareholders and us.

     To our knowledge, none of the selling shareholders has had any material relationship with us during the past three years, except as set forth in the footnotes to the table.

		Number of Shares
	Number of Shares	Being Offered for
	Beneficially Owned	Selling	Shares Beneficially	Percentage of
	Prior To the	Shareholders'	Owned after the	Shares Owned After
Selling Shareholders	Offering (1)	Account	Offering (2)	the Offering (2)

Slav Stein(3)(4)	1,401,007	95,000	1,306,007	19.8%
Roman Briskin(3)(4)	1,401,007	95,000	1,306,007	19.8%
SXJE, LLC(5)	225,000	225,000	0	*
Alpha Capital AG(5)	150,000	150,000	0	*
Allen Solomon(5)	20,000	20,000	0	*
Christopher P. Choma(5)	20,000	20,000	0	*
David and Caren Garmus(5)	10,000	10,000	0	*
Frederic Bauthier(5)	20,000	20,000	0	*
George Manos(5)	50,000	50,000	0	*
Julie L. Michael(5)	80,000	80,000	0	*
Philip C. Bird(5)	10,000	10,000	0	*
Ralph Rybacki(5)	50,000	50,000	0	*
Rosen, Kreiling and Eichner, P.A
401K Profit Sharing Plan(5)	50,000	50,000	0	*
Shannon Squyres(5)	5,000	5,000	0	*
Thomas Beard(5)	10,000	10,000	0	*
Diane C. Ventimiglia(5)	10,000	10,000	0	*
Howard J. Manetti(5)	10,000	10,000	0	*
Leroy Lengacher(5)	50,000	50,000	0	*
Theodore A.J. Merickel(5)	80,000	80,000	0	*
Thomas W. Bartee(5)	10,000	10,000	0	*
Vaughn R. Ransom, DDS., PS Profit Sharing Plan(5)	10,000	10,000	0	*
Christopher Sorrentino(5)	10,000	10,000	0	*
G. Jesse Oakey(5)	10,000	10,000	0	*
Robert M. Chaikin Revocable Trust(5)	20,000	20,000	0	*
Alfred J. Anzalone(5)	20,000	20,000	0	*
Alex J. Tringas(5)	20,000	20,000	0	*
Generation Capital Associates(5)	25,000	25,000	0	*
Charles P. Strogen(5)	20,000	20,000	0	*
Louis J. Cristan and Kathy J. Cristan(5)	20,000	20,000	0	*
Peter Hillcoff(5)	10,000	10,000	0	*
Reginald T. Grzeskowiak and Nancy Grzeskowiak(5)	5,000	5,000	0	*
Rudolph R. Konegen(5)	20,000	20,000	0	*
Walter Kucharchik(5)	12,500	12,500	0	*
Harry Falterbauer(5)	90,000	90,000	0	*
Fred Vallen and Deley Vallen(5)	35,000	35,000	0	*
Newbridge Securities Corporation(6)	139,500	139,500	0	*
View Trade Securities, Inc.(7)	179,250	179,250	0	*

	4,308,264	1,696,250	2,612,014	39.6%

*	Less than one percent.

(1)	As used herein, beneficial ownership means the sole power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security. Except as otherwise indicated, each selling shareholder has beneficial ownership with respect to his/her shares of common stock.

(2)	Assumes that all shares will be sold, that no additional shares will be acquired and that no shares other than those offered will be sold.

(3)	Director and Executive Officer of the Company.

(4)	Selling shareholder’s ownership prior to sale of shares registered hereby includes options to purchase 625,000 shares of common stock issuable upon the exercise of vested stock options which are immediately exercisable. Excludes unvested options to purchase 625,000 shares of common stock.

(5)	Shares being registered for resale were sold in a private placement at a purchase price of $1.00 per share. Newbridge Securities Corporation and ViewsTrade Securities, Inc. acted as the placement agents of the offering. Shares are being registered hereunder pursuant to the requirements of a subscription agreement between this selling shareholder and us.

(6)	Includes 100,000 shares issued to Selling Shareholder for investment banking services and 39,500 shares underlying a common stock purchase warrant issued in connection with the December 2002 private placement.

(7)	Includes 100,000 shares issued to Selling Shareholder for investment banking services and 79,250 shares underlying a common stock purchase warrant issued in connection with the December 2002 private placement.

Plan of Distribution

     The selling shareholders or pledgees may sell or distribute some or all of the shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on NASDAQ, through privately negotiated transactions (including sales pursuant to pledges), in the over-the-counter market, or in transactions in which shares may be delivered in connection with the issuance of securities by issuers other than us that are exchangeable for (whether optional or mandatory), or payable in such shares (whether such securities are listed on a national securities exchanges or otherwise) or pursuant to which such shares may be distributed (which securities issued by others will, to the extent required by applicable law, be registered under the Securities Act), or in a combination of such transactions. Such transactions may be effected by the selling shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholder (and if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This prospectus may be used, with our prior written consent, by donees of the selling shareholders, or by other persons acquiring shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use.

     The selling shareholders and any such underwriters, brokers, dealers or agents or underwriters that participate with the selling shareholders in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting commissions or discounts under the Securities Act. Neither we nor the selling shareholders can presently estimate the amount of such compensation. We know of no existing arrangements between any selling shareholder and any other selling shareholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to our common stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of the purchases and sales of shares by the selling shareholders.

     We have agreed to pay all fees and expenses incident to the registration of the shares, except commissions and discounts of underwriters, brokers, dealers or agents and fees and expenses of counsel or any other professionals or other advisors, if any, to the selling shareholders. Each selling shareholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     If shares are sold in an underwritten offering, the shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this prospectus, the obligations of the underwriters to purchase the shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such shares are purchased.

Legal Matters

     The validity of the common stock being offered hereby has been passed on for us by Akerman Senterfitt, Miami, Florida.

Experts

     The financial statements and schedule incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Part II
Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All such fees and expenses shall be borne by the Company. The Company does not expect that the selling shareholder will pay any of the expenses of issuance and distribution in connection with the offer and sale of the securities registered hereby.

Commission Registration Fee	$170
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	15,000
Printing, Engraving and Mailing Expenses	5,000
Miscellaneous	2,000

Total	$47,170

Item 15. Indemnification of Directors and Officers

     Pursuant to the provisions of Section 607.0850(1) of the Florida Business Corporation Act, we have the power to indemnify any person who is or was a party to any proceeding (other than an action by us, or in our right), because such person is or was a director, an officer, an employee, or an agent of ours (or is or was serving at our request under specified capacities) against liability incurred in connection with such proceeding provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interest (and with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful).

     With respect to a proceeding by or in our right to procure a judgment in our favor, Section 607.0850(2) of the Florida Business Corporation Act provides that we shall have the power to indemnify any person who is or was a director, officer, employee, or agent of ours (or is or was serving at our request under specified capacities) against expenses and amounts paid in settlement not exceeding, in the judgment of our board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interest, except that no indemnification shall be made in a case in which such person shall have been adjudged to be liable to us unless, and only to the extent that the court in which the proceeding was brought, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by: (a) a majority of a quorum of directors who were not parties to such proceeding, (b) if such a quorum is not attainable, or by majority vote of a committee designated by the board of directors consisting of two or more directors not parties to the proceeding, (c) by independent legal counsel selected by the board of directors described in the foregoing parts (a) and (b), or if a quorum cannot be obtained, then selected by a majority vote of the full board of directors, or (d) by our shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding.

     Section 607.0850(12) of the Florida Business Corporation Act permits us to purchase and maintain insurance on behalf of any director, officer, employee or agent of ours (or one who is or was serving at our request in specified capacities) against any liability asserted against such person or incurred by such person in any such capacity whether or we have the power to indemnify such person against such liability.

Articles of Incorporation

     Our articles of incorporation provide for the indemnification of our directors and officers to the fullest extent permitted by Section 607.0850 of the Florida Business Corporation Act. Our articles of incorporation further provide that the indemnification provided for therein shall not be exclusive of any rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholder or disinterested directors, or otherwise.

     Our articles also contain a provision that eliminates the personal liability of our directors to us for monetary damages unless the director has breached his or her fiduciary duty and such breach constitutes or includes certain violations of criminal law, a transaction from which the director derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct. This provision does not alter a director’s liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

Securities and Exchange Commission Policy

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such, director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits

Exhibit Number	Description

5.1	Opinion of Akerman Senterfitt

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Akerman Senterfitt (included in Exhibit 5.1)

*	To be provided by amendment.

Item 17. Undertakings

     (a)  The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initialbona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initialbona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

     In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, this 17th day of January, 2003.

AESP, Inc.

By: /s/ Slav Stein

Slav Stein President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Slav Stein Slav Stein	President, Chief Executive Officer and Director	January 17, 2003

/s/ Roman Briskin Roman Briskin	Executive Vice President, Secretary and Director	January 17, 2003

/s/ Terrence R. Daidone Terrence R. Daidone	Director	January 17, 2003

William B. Coldrick	Director	January , 2003

/s/ Leonard Sokolow Leonard Sokolow	Director	January 17, 2003

/s/ John Wilkens John Wilkens	Chief Financial Officer (Chief Financial Officer and Chief Accounting Officer)	January 17, 2003

Exhibit Index

Exhibit Number	Description

5.1	Opinion of Akerman Senterfitt

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Akerman Senterfitt (included in Exhibit 5.1)